                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           SCHEDULE 13G
                    (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
   TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                      PURSUANT TO RULE 13d-2(b)

                       (Amendment No. 3) *


                      Community Financial Corp.
         --------------------------------------------------
                         (Name of Issuer)


                            Common Stock
          --------------------------------------------------
                   (Title of Class of Securities)


                             20364V 10 9
                        --------------------
                           (CUSIP Number)


                               N/A
     ------------------------------------------------------
     (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)

[x] Rule 13d-1(c)

[ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amend-ment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                       Page 1 of 14 pages

CUSIP No. 20364V 10 9             13G         Page 2 of 14 Pages


1.   NAMES OF REPORTING PERSONS:

     Community Financial Corp. Employee Stock Ownership
     Plan Trust

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

     37-1344248

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*

        (a)  [   ]
        (b)  [ x ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
     State of Illinois

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER                 0

6.   SHARED VOTING POWER         202,529

7.   SOLE DISPOSITIVE POWER:           0

8.   SHARED DISPOSITIVE POWER:   202,529

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                     202,529

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:*   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   8.2%

12.  TYPE OF REPORTING PERSON:*   EP


                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 20364V 10 9             13G         Page 3 of 14 Pages



1.   NAMES OF REPORTING PERSONS:

     Michael F. Bauman

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER             7,337

6.   SHARED VOTING POWER         180,078

7.   SOLE DISPOSITIVE POWER:       7,337

8.   SHARED DISPOSITIVE POWER:   199,174

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                     206,511

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:*    [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   9.2%

12.  TYPE OF REPORTING PERSON:*   IN


                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 20364V 10 9             13G         Page 4 of 14 Pages


1.   NAMES OF REPORTING PERSONS:

     Roger L. Haberer

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER             1,000

6.   SHARED VOTING POWER         180,078

7.   SOLE DISPOSITIVE POWER:       1,000

8.   SHARED DISPOSITIVE POWER:   199,174

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                     200,174

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:*   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  8.1%*

12.  TYPE OF REPORTING PERSON:*   IN


                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 20364V 10 9             13G         Page 5 of 14 Pages



1.   NAMES OF REPORTING PERSONS:

     Roger A. Charleston

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*

        (a)  [   ]
        (b)  [ x ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER            23,847

6.   SHARED VOTING POWER         180,078

7.   SOLE DISPOSITIVE POWER:      23,847

8.   SHARED DISPOSITIVE POWER:   199,174

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                     223,021

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:*   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  9.9%

12.  TYPE OF REPORTING PERSON:*   IN


                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 20364V 10 9             13G         Page 6 of 14 Pages


1.   NAMES OF REPORTING PERSONS:

     Gary L. Graham

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*

        (a)  [   ]
        (b)  [ x ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER             1,000

6.   SHARED VOTING POWER         180,078

7.   SOLE DISPOSITIVE POWER:       1,000

8.   SHARED DISPOSITIVE POWER:   199,174

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                     223,021

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:*   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  9.9%

12.  TYPE OF REPORTING PERSON:*   IN


                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 20364V 10 9             13G         Page 7 of 14 Pages



1.   NAMES OF REPORTING PERSONS:

     Brad A. Jones

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*

        (a)  [   ]
        (b)  [ x ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER            11,487

6.   SHARED VOTING POWER         180,078

7.   SOLE DISPOSITIVE POWER:      11,487

8.   SHARED DISPOSITIVE POWER:   199,174

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                     210,661

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:*   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  8.5%

12.  TYPE OF REPORTING PERSON:*   IN


                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 20364V 10 9             13G         Page 8 of 14 Pages



1.   NAMES OF REPORTING PERSONS:

     Shirley B. Kessler

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*

        (a)  [   ]
        (b)  [ x ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER            21,542

6.   SHARED VOTING POWER         180,078

7.   SOLE DISPOSITIVE POWER:      21,542

8.   SHARED DISPOSITIVE POWER:   199,174

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                     220,716

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:*   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  8.9%

12.  TYPE OF REPORTING PERSON:*   IN


                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 20364V 10 9             13G         Page 9 of 14 Pages


1.   NAMES OF REPORTING PERSONS:

     Clyde R. King

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*

        (a)  [   ]
        (b)  [ x ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER             5,587

6.   SHARED VOTING POWER         180,078

7.   SOLE DISPOSITIVE POWER:       5,587

8.   SHARED DISPOSITIVE POWER:   199,174

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                     204,761

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:*   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  8.3%

12.  TYPE OF REPORTING PERSON:*   IN


                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 20364V 10 9             13G        Page 10 of 14 Pages



1.   NAMES OF REPORTING PERSONS:

     Allen D. Welker

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*

        (a)  [   ]
        (b)  [ x ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER             2,678

6.   SHARED VOTING POWER         180,078

7.   SOLE DISPOSITIVE POWER:       2,678

8.   SHARED DISPOSITIVE POWER:   199,174

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                     201,852

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:*   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  8.2%

12.  TYPE OF REPORTING PERSON:*   IN


                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 20364V 10 9             13G        Page 11 of 14 Pages



1.   NAMES OF REPORTING PERSONS:

     Wayne H. Benson

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*

        (a)  [   ]
        (b)  [ x ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER            25,147

6.   SHARED VOTING POWER         180,078

7.   SOLE DISPOSITIVE POWER:      25,147

8.   SHARED DISPOSITIVE POWER:   199,174

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                     224,321

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:*   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  9.1%

12.  TYPE OF REPORTING PERSON:*   IN


                *SEE INSTRUCTION BEFORE FILLING OUT!

                                            Page 12 of 14 Pages

              Securities and Exchange Commission
                   Washington, D.C.  20549

ITEM 1(a)   NAME OF ISSUER.
            Community Financial Corp.

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
            240 E. Chestnut Street
            Olney, Illinois  62450-2295

ITEM 2(a)   NAME OF PERSON(S) FILING.
            Community Financial Corp. Employee Stock Ownership Plan Trust ("ESOP"), and the following individuals who serve (i) as its trustees and/or (ii) on Community Financial Corp.'s Board of Directors: Michael F. Bauman, Roger L. Haberer, Roger A. Charleston, Gary L. Graham, Brad A. Jones, Shirley B. Kessler, Clyde R. King, Allen D. Welker, and Wayne H. Benson.

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE.
            Same as Item 1(b).

ITEM 2(c)   CITIZENSHIP.
            See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)   TITLE OF CLASS OF SECURITIES.
            Common Stock, par value $.01 per share.

Item 2(e)   CUSIP NUMBER.
            See the upper left corner of the second part of the cover page provided for the reporting person.

Item 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-
            1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON
            FILING IS A:

    (f)    [x]  An employee benefit plan or endowment fund in
                accordance with Rule 13d-1(b)(1)(ii)(F);

    If this statement is filed pursuant to Rule 13d-1 (c), check this box. [x]

    Items (a), (b), (c), (d), (e), (g), (h), (i) and (j) are not
applicable. This Schedule 13G is being filed on behalf of the ESOP identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

                                             Page 13 of 14 Pages
ITEM 4.    OWNERSHIP.

     (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

     (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

     (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact
that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
securities, check the following:  [   ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
         ANOTHER PERSON.

         The ESOP Committee has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
         WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
         PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
         GROUP.

         Not applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

Item 10. CERTIFICATION.

      By signing below, each signatory in the capacity of an ESOP trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                             Page 14 of 14 Pages

SIGNATURE:
      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

COMMUNITY FINANCIAL CORP.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:

     /s/ Michael F. Bauman                     February 8, 1999
     __________________________________        _________________
     Michael F. Bauman, as Trustee             Date

     /s/ Roger A. Charleston                   February 8, 1999
     __________________________________        _________________
     Roger A. Charleston, as Trustee           Date

     /s/ Brad A. Jones                         February 8, 1999
     __________________________________        _________________
     Brad A. Jones, as Trustee                 Date

/s/ Michael F. Bauman                          February 8, 1999
_________________________________________      _________________
Michael F. Bauman, as a Director               Date
  of Community Financial Corp.

/s/ Wayne H. Benson                            February 8, 1999
_________________________________________      _________________
Wayne H. Benson, as a Director                 Date
  of Community Financial Corp.

/s/ Roger A. Charleston                        February 8, 1999
_________________________________________      _________________
Roger A. Charleston, as a Director             Date
  of Community Financial Corp.

/s/ Gary L. Graham                             February 8, 1999
_________________________________________      _________________
Gary L. Graham, as a Director                  Date
  of Community Financial Corp.

/s/ Roger L. Haberer                           February 8, 1999
_________________________________________      _________________
Roger L. Haberer, as a Director                  Date
  of Community Financial Corp.

/s/ Brad A. Jones                              February 8, 1999
_________________________________________      _________________
Brad A. Jones, as a Director                   Date
  of Community Financial Corp.

/s/ Shirley B. Kessler                         February 8, 1999
_________________________________________      _________________
Shirley B. Kessler, as a Director              Date
  of Community Financial Corp.

/s/ Clyde R. King                              February 8, 1999
_________________________________________      _________________
Clyde R. King, as a Director                   Date
  of Community Financial Corp.

/s/ Allen D. Welker                            February 8, 1999
_________________________________________      _________________
Allen D. Welker, as a Director                 Date
  of Community Financial Corp.